Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-53210) of LNB Bancorp, Inc. of our report dated June 27, 2013 on the financial statements of The Lorain National Bank 401(k) Plan for the year ended December 31, 2012, which report appears in the December 31, 2013 annual report on Form 11-K of The Lorain National Bank 401(k) Plan.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan June 27, 2014